Exhibit 5.1

Goodwin Procter LLP Counselors at Law 100 Northern Avenue Boston, MA 02210 T: 617.570.1000 F: 617.523.1231

August 3, 2018

AMAG Pharmaceuticals, Inc.

1100 Winter Street

Waltham, MA 02451

Re:                             Securities Being Registered under Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-8 (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on or about the date hereof relating to an aggregate of 1,714,311 shares (the “Shares”) of Common Stock, $0.01 par value per share (“Common Stock”), of  AMAG Pharmaceuticals, Inc., a Delaware corporation (the “Company”), that may be issued pursuant to (i) the Company’s Fourth Amended and Restated 2007 Equity Incentive Plan (the “Equity Incentive Plan”), (ii) the Company’s 2015 Employee Stock Purchase Plan (the “2015 ESPP”), (iii) the Option Grant Agreement by and between the Company and Oscar Sanchez, dated as of August 7, 2017, (iv) the Restricted Stock Unit Agreement by and between the Company and Oscar Sanchez, dated as of August 7, 2017, (v) the Option Grant Agreement by and between the Company and Laura Williams, dated as of September 5, 2017, (vi) the Restricted Stock Unit Agreement by and between the Company and Laura Williams, dated as of September 5, 2017, (vii) the Option Grant Agreement by and between the Company and Tracy Berns, dated as of September 27, 2017, (viii) the Restricted Stock Unit Agreement by and between the Company and Tracy Berns, dated as of September 27, 2017, (ix) the Option Grant Agreement by and between the Company and James Butcher, dated as of April 30, 2018, and (x) the Restricted Stock Unit Agreement by and between the Company and James Butcher, dated as of April 30, 2018 (this clause (x) together with clauses (iii), (iv), (v), (vi), (vii), (viii) and (ix), the “Inducement Grants”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below.  We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the Delaware General Corporation Law.

For purposes of the opinion set forth below, we have assumed that no event occurs that causes the number of authorized shares of Common Stock available for issuance by the Company to be less than the number of then unissued Shares.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Equity Incentive Plan, the 2015 ESPP or the Inducement Grants, as applicable, will be validly issued, fully paid and nonassessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement.  In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP